Exhibit (d)(3)

FIRST SUPPLEMENTAL INDENTURE

dated as of June 13, 2014

between

DFC Global Corp.,

and

U.S. Bank National Association

FIRST SUPPLEMENTAL INDENTURE

This First Supplemental Indenture (this “Supplemental Indenture”) is entered into as of June 13, 2014, between DFC Global Corp., formerly known as Dollar Financial Corp., a Delaware corporation (“DFC”) and U.S. Bank National Association, a national banking association, as trustee (the “Trustee”). Capitalized terms used herein and not otherwise defined herein are used as defined in the Original Indenture (as defined below).

Recitals:

WHEREAS, DFC, as issuer, and the Trustee, are party to that certain indenture, dated as of December 21, 2009 (the “Original Indenture” and as supplemented by this Supplemental Indenture, the “Indenture”), relating to DFC’s 3.00% Senior Convertible Notes Due 2028, originally issued on December 21, 2009 (the “Securities”);

WHEREAS, DFC entered into that certain Agreement and Plan of Merger, dated as of April 1, 2014 (the “Merger Agreement”), among LSF8 Sterling Merger Parent, LLC, a Delaware limited liability company (as successor in interest to LSF8 Sterling Parent, LLC, “Parent”), LSF8 Sterling Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (as successor in interest to LSF8 Sterling Merger Company, LLC, “Purchaser”) and the Company;

WHEREAS, pursuant to the Merger Agreement; the Purchaser merged with and into DFC with DFC as the surviving corporation and as a wholly-owned subsidiary of the Parent (the “Merger”);

WHEREAS, at the effective time of the Merger, pursuant to the Merger Agreement, each share of the DFC’s Common Stock issued and outstanding prior to such effective time, subject to certain exceptions, converted automatically into the right to receive $9.50 in cash, without interest and subject to certain withholding tax deductions (the “Exchange Property”);

WHEREAS, the Merger was consummated on June 13, 2014 and the effective time of the Merger was 9:15 a.m. on such date (the “Effective Time”);

WHEREAS, Section 10.06 of the Original Indenture provides that, prior to or at the effective time of any event contemplated under Section 10.06(a)(ii) of the Original Indenture (any such event, a “Merger Event”), DFC and the Trustee shall execute a supplemental indenture providing that the right to convert each $1,000 principal amount of Securities shall be changed to a right to convert such principal amount of Securities into the kind and amounts of shares of stock or other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of Common Stock equal to the Applicable Conversion Rate immediately prior to such Merger Event would have been entitled to receive upon such Merger Event;

WHEREAS, Section 9.01(g) of the Original Indentures provides that DFC and the Trustee may modify or amend the Original Indenture or the Securities without the consent of any Holder of Securities so long as no such change, individually or in the aggregate with all other changes, has, or will have, a material adverse effect on the interests of the Holders; and

WHEREAS, Section 9.07 of the Original Indenture provides that upon execution of any supplemental indenture under Article 9 of the Original Indenture, the Original Indenture shall be modified in accordance therewith, and such supplemental indenture shall form a part of the Original Indenture for all purposes and every Holder of Securities theretofore or thereafter authenticated and delivered under the Original Indenture shall be bound thereby.

Agreement:

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound, the parties to this Supplemental Indenture hereby agree as follows:

1	Conversion of the Securities

In accordance with Section 10.06 of the Original Indenture, at and after the Effective Time, the Holder of each Security then outstanding shall have the right, during the time period such Security shall be convertible as specified in Section 10.01 of the Original Indenture, to convert such Security only into the Exchange Property received as a result of the Merger by a holder of the number of shares of DFC’s Common Stock into which such Security was convertible immediately prior to the Merger (which, for the avoidance of doubt, shall be equal to a conversion rate of 51.8032 shares of DFC’s Common Stock per $1,000 aggregate principal amount of the Securities). Such conversion rate equals $492.13 per $1,000 aggregate principal amount of Securities once the conversion rate is multiplied by the Exchange Property).

2	Trustee’s Acceptance.

The Trustee hereby accepts this Supplemental Indenture and agrees to perform the Supplemental Indenture under the terms and conditions set forth in the Original Indenture.

3	Miscellaneous

3.1 This Supplemental Indenture may be signed in various counterparts which together will constitute one and the same instrument.

3.2 Except as supplemented hereby, all provisions in the Original Indenture shall remain in full force and effect. On and after the Effectiveness of this Supplemental Indenture, each reference in the Original Indenture to “this Indenture,” “hereunder,” “hereof” or “herein” shall mean and be a reference to the Original Indenture, as supplemented and amended by this Supplemental Indenture, unless the context otherwise requires. The Original Indenture, as supplemented by this Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed, and the Original Indenture and this Supplemental Indenture shall be read, taken and considered as one and the same instrument for all purposes and every Holder of Securities authenticated and delivered under the Original Indenture shall be bound by the provisions in the Original Indenture as supplemented by this Supplemental Indenture.

3.3 The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made by DFC.

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2

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

DFC GLOBAL CORP.

By:	/s/ Randy Underwood
Name: Randy Underwood
Title: Executive Vice President and Chief Financial Officer

[Signature Page to Supplemental Indenture]

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Kathy L. Mitchell
Name: Kathy L. Mitchell
Title: Vice President

[Signature Page to Supplemental Indenture]